LifeVantage Announces Financial Results for the
Fourth Fiscal Quarter and Full Fiscal Year 2019
Reports Highest Annual Revenue in Company History
Fiscal 2019 Revenue Increased 11% and Adjusted EBITDA Increased 22%
Exceeds High End of Fiscal 2019 Adjusted EPS Guidance

Salt Lake City, UT, August 14, 2019, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its fourth quarter and full fiscal year ended June 30, 2019.
Fourth Quarter Fiscal 2019 Highlights:

•	Revenue increased 4.0% to $56.2 million year over year;

•	Revenue in the Americas decreased 2.9% year over year, while revenue in Asia/Pacific & Europe increased 24.4% year over year;

•	Active members increased 3.4% to 185,000, including 4.8% growth of independent distributors and a 2.6% increase in active customers, each on a year over year basis;

•	Adjusted EBITDA increased 48.6% to $7.7 million year over year;

•	Earnings per diluted share were $0.26, compared to $0.21 in the prior year period; and

•	Adjusted earnings per diluted share were $0.26, compared to $0.20 in the prior year period.
* All year over year growth rates compare the fourth quarter of fiscal 2019 to the fourth quarter of fiscal 2018.
Fiscal Year 2019 Highlights:

•	Revenue increased 11.2% to $226.0 million;

•	Revenue in the Americas increased 7.7% and revenue in Asia/Pacific & Europe increased 21.6%;

•	Adjusted EBITDA increased 22.4% to $18.2 million;

•	Earnings per diluted share were $0.50, compared to $0.41 in fiscal 2018;

•	Adjusted earnings per diluted share were $0.59, compared to $0.51 in fiscal 2018; and

•	Repurchased 389,000, or $4.7 million, of common shares, and paid down $4.0 million of long-term debt, reflecting strong cash flow from operations of $17.8 million.
*All growth rates compare fiscal 2019 to fiscal 2018.
"We are proud to report a strong finish to fiscal 2019, generating the highest annual revenue in the Company’s history while exceeding our fiscal 2019 adjusted EPS guidance,” stated LifeVantage President and Chief Executive Officer, Darren Jensen. “We continue to see positive trends in our active member counts, reflecting successful execution of each of our 2019 strategic initiatives. We have also expanded our geographic footprint and enhanced our innovative product offering. Looking to fiscal 2020, we remain focused on the key drivers of our continued growth, while embracing new initiatives with the intent to expand these drivers and capitalize on the ever growing global consumer interest in improving health and enhancing lifestyles. Our key initiatives for 2020 include growing our biohacking subscriptions, attracting and creating influencers to expand reach, simplifying the business building opportunity at LifeVantage and building a solid foundation for future growth. I am confident that the future remains bright for LifeVantage and I look forward to executing on our plans for fiscal 2020 and beyond.”

Fourth Quarter Fiscal 2019 Results
For the fourth fiscal quarter ended June 30, 2019, the Company reported revenue of $56.2 million, an increase of 4.0% as compared to $54.0 million in the fourth quarter of fiscal 2018. Revenue in the Americas for the fourth quarter decreased 2.9% compared to the fourth quarter of fiscal 2018 and revenue in the Asia/Pacific & Europe region increased 24.4% compared to the fourth quarter of fiscal 2018. Revenue for the fourth quarter of fiscal 2019 was negatively impacted $0.4 million, or 0.7%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the fourth quarter of fiscal 2018.
Gross profit for the fourth quarter of fiscal 2019 was $46.5 million, or 82.7% of revenue, compared to $46.0 million, or 85.1% of revenue, for the same period in fiscal 2018. The decrease in gross margin was largely driven by a benefit of $0.9 million in the fourth quarter of fiscal 2018 due to a change in accrued import estimates. Normalized for this change, adjusted non-GAAP gross profit was comparable to the prior year period.
Commissions and incentives expense for the fourth quarter of fiscal 2019 was $25.5 million, or 45.3% of revenue, compared to $27.1 million, or 50.1% of revenue, for the same period in fiscal 2018. The year over year decrease reflects the timing of accruals for incentive and promotional programs.
Selling, general and administrative expense (SG&A) for the fourth quarter of fiscal 2019 was $15.3 million, or 27.3% of revenue, compared to $14.6 million, or 27.0% of revenue, for the same period in fiscal 2018. Adjusted for other nonrecurring legal and accounting expenses of $0.1 million and class-action lawsuit expenses of $37,000, adjusted non-GAAP SG&A expenses for the fourth quarter of fiscal 2019 were $15.2 million or 27.1% of revenue. Adjusted for class-action lawsuit expenses of $0.3 million, executive severance, recruiting and transition expenses of $0.3 million and benefits from insurance reimbursements of $0.4 million, adjusted non-GAAP SG&A expenses for the fourth quarter of fiscal 2018 were $14.4 million or 26.6% of revenue. The modest year over year increase in non-GAAP SG&A was primarily due to increased expenses associated with stock and other employee incentive compensation programs, which increased as a result of improved revenue performance and increases in the Company's share price as compared to the prior year period.
Operating income for the fourth quarter of fiscal 2019 was $5.7 million, compared to $4.3 million for the fourth quarter of fiscal 2018. Accounting for the non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the fourth quarter of fiscal 2019 was $5.8 million, compared to $3.7 million for the fourth quarter of fiscal 2018.
Adjusted EBITDA increased 48.6% to $7.7 million for the fourth quarter of fiscal 2019, compared to $5.2 million for the comparable period in fiscal 2018.
Net income for the fourth quarter of fiscal 2019 was $3.9 million, or $0.26 per diluted share. This compares to net income for the fourth quarter of fiscal 2018 of $3.0 million, or $0.21 per diluted share. Accounting for the non-GAAP adjustments noted previously, and tax impacts of these adjustments of $27,000, adjusted non-GAAP net income for the fourth quarter of fiscal 2019 increased 41.6% to $4.0 million, or $0.26 per diluted share. Accounting for the non-GAAP adjustments noted previously, and tax impacts of these adjustments of $0.2 million as well as tax expense of $0.3 million associated with the revaluation of deferred tax assets associated with the 2017 tax reform, adjusted non-GAAP net income for the fourth quarter of fiscal 2018 was $2.8 million, or $0.20 per diluted share.
Fiscal 2019 Full Year Results
For the fiscal year ended June 30, 2019, the Company reported net revenue of $226.0 million, an increase of 11.2% compared to $203.2 million for fiscal 2018. In fiscal 2019, revenue in the Americas increased 7.7% and revenue in Asia/Pacific & Europe increased 21.6%. Revenue for fiscal 2019 was negatively impacted $1.6 million, or 0.8%, by foreign currency fluctuations associated with revenue generated in international markets.
Gross profit during fiscal 2019 was $188.0 million, or 83.2% of revenue, compared to $168.4 million, or 82.9% of revenue, for fiscal 2018. The increase in gross margin was primarily due to benefits of a price increase during the second half of fiscal 2018, decreased inventory obsolescence and handling costs, partially offset by changes to our geographic and product sales mix related to the revenue growth and product expansion outside of the United

States. Fiscal 2018 gross profit benefited by $0.9 million due to a change in accrued import estimates. Adjusted non-GAAP gross profit for fiscal 2018 was $167.5 million, or 82.4%.
Commissions and incentives expense for fiscal 2019 was $108.6 million, or 48.1% of revenue, compared to $98.2 million, or 48.3% of revenue, for fiscal 2018. Commissions and incentives expense, as a percentage of revenue, remained consistent on a comparative basis.
SG&A for fiscal 2019 was $69.6 million, or 30.8% of revenue, compared to $59.8 million, or 29.4% of revenue, for fiscal 2018. Adjusted for class-action lawsuit expenses of $0.6 million and nonrecurring legal and accounting expenses of $0.5 million, partially offset by a benefit associated with executive severance of $0.1 million, adjusted non-GAAP SG&A for fiscal 2019 was $68.5 million, or 30.3% of revenue. Adjusted for class-action lawsuit expenses of $0.7 million, executive severance, recruiting and transition expenses of $0.6 million, nonrecurring legal and accounting expenses of $0.1 million and benefits from insurance reimbursements received of $0.4 million, adjusted non-GAAP SG&A for fiscal 2018 was $59.0 million, or 29.0% of revenue. The $9.6 million year over year increase in non-GAAP SG&A was primarily due to increased expenses associated with stock and other employee incentive compensation programs, which increased as a result of improved revenue performance and increases in the Company's share price as compared to the prior year period, costs associated with higher staffing levels added in late fiscal 2018, and due to increased expenses associated with Global Convention, Japan Convention and a Japan Elite Academy.
Operating income during fiscal 2019 was $9.8 million, compared to $10.3 million for fiscal 2018. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for fiscal 2019 was $10.8 million compared to $10.3 million for fiscal 2018.
Adjusted EBITDA increased 22.4% to $18.2 million for fiscal 2019, compared to $14.9 million for fiscal 2018.
Net income during fiscal 2019 was $7.4 million, or $0.50 per diluted share, compared to $5.8 million, or $0.41 per diluted share for fiscal 2018. Accounting for the non-GAAP adjustments noted previously, and tax benefits of these adjustments of $0.4 million, adjusted non-GAAP net income for fiscal 2019 increased 23.6% to $8.9 million, or $0.59 per diluted share. Accounting for the non-GAAP adjustments noted previously, and tax impacts of these adjustments of $42,000, as well as tax expense of $1.5 million associated with the revaluation of deferred tax assets associated with the 2017 tax reform, adjusted non-GAAP net income for fiscal 2018 was $7.2 million, or $0.51 per diluted share.
Balance Sheet & Liquidity
The Company generated $17.8 million of cash from operations during fiscal 2019 compared to $13.3 million in the comparable period of fiscal 2018. The Company's cash and cash equivalents at June 30, 2019 were $18.8 million, compared to $16.7 million at June 30, 2018. Total debt at June 30, 2019 was $1.5 million, compared to $5.4 million at June 30, 2018. During fiscal 2019, the Company repurchased $4.7 million of common shares under its share repurchase authorization.
Fiscal Year 2020 Guidance
The Company expects to generate revenue in the range of $235 million to $245 million in fiscal year 2020 and adjusted EBITDA of $20 million to $22 million, with adjusted earnings per share in the range of $0.62 to $0.71, which assumes a full year tax rate in the range of 19% to 22%. The Company's adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share guidance excludes any non-operating or non-recurring expenses that may materialize during fiscal 2020. The Company is not providing GAAP earnings per diluted share guidance for fiscal 2020 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MDT (4:30 p.m. EDT). Investors interested in participating in the live call can dial (800) 289-0438 from the U.S. International callers can dial (323) 794-2423. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, August 21, 2019, by dialing (844) 512-2921 from the U.S. and entering confirmation code 4077209, or (412) 317-6671 from international locations, and entering confirmation code 4077209.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at https://lifevantage.gcs-web.com/events-and-presentations. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics - a new science dedicated to biohacking the human aging code. The Company engages in the identification, research, development and distribution of advanced nutrigenomic dietary supplements and skin and hair care products, including its Protandim® product line, LifeVantage® Omega+ and ProBio dietary supplements, the TrueScience® line of Nrf2-infused skin and hair care products, Petandim™ for Dogs, Axio® Smart Energy Drink mixes, and the PhysIQ™ Smart Weight Management System. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe", "hopes", "intends", "estimates", "expects", "projects", "plans", "anticipates", "look forward to", "goal", “may be”, and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding the benefits of our key initiatives, future growth and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted nonrecurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-

GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.
Investor Relations Contact:
Scott Van Winkle, ICR
(617) 956-6736, scott.vanwinkle@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except per share data)	June 30, 2019	June 30, 2018
ASSETS
Current assets
Cash and cash equivalents	$18,824	$16,652
Accounts receivable	2,066	2,067
Income tax receivable	1,236	451
Inventory, net	13,753	13,627
Prepaid expenses and other	7,309	6,141
Total current assets	43,188	38,938

Property and equipment, net	7,131	6,587
Intangible assets, net	983	1,115
Deferred income tax asset	2,693	3,255
Other long-term assets	1,278	1,247
TOTAL ASSETS	$55,273	$51,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,180	$3,813
Commissions payable	7,916	7,546
Income tax payable	592	39
Other accrued expenses	11,053	10,407
Current portion of long-term debt, net	1,454	2,000
Total current liabilities	26,195	23,805

Long-term debt
Principal amount	—	3,500
Less: unamortized discount and deferred offering costs	—	(88)
Long-term debt, net of unamortized discount and deferred offering costs	—	3,412
Other long-term liabilities	1,879	1,978
Total liabilities	28,074	29,195
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 14,114 and 14,073 issued and outstanding as of June 30, 2019 and 2018, respectively	1	1
Additional paid-in capital	127,096	124,663
Accumulated deficit	(99,960)	(102,731)
Accumulated other comprehensive income	62	14
Total stockholders’ equity	27,199	21,947
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,273	$51,142

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, (unaudited)		Fiscal Year Ended June 30,
(In thousands, except per share data)	2019	2018	2019	2018
Revenue, net	$56,170	$54,033	$225,958	$203,204
Cost of sales	9,710	8,071	37,973	34,848
Gross profit	46,460	45,962	187,985	168,356
Operating expenses:
Commissions and incentives	25,454	27,069	108,620	98,193
Selling, general and administrative	15,337	14,594	69,551	59,840
Total operating expenses	40,791	41,663	178,171	158,033
Operating income	5,669	4,299	9,814	10,323
Other expense:
Interest expense	(41)	(99)	(323)	(456)
Other expense, net	(130)	(199)	(261)	(319)
Total other expense	(171)	(298)	(584)	(775)
Income before income taxes	5,498	4,001	9,230	9,548
Income tax expense	(1,591)	(1,009)	(1,801)	(3,787)
Net income	$3,907	$2,992	$7,429	$5,761
Net income per share:
Basic	$0.28	$0.21	$0.53	$0.41
Diluted	$0.26	$0.21	$0.50	$0.41
Weighted-average shares outstanding:
Basic	14,138	14,046	14,055	13,992
Diluted	15,117	14,147	14,980	14,136

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region

	Three Months Ended June 30, (unaudited)				Fiscal Year Ended June 30,
(In thousands)	2019		2018		2019		2018
Americas	$39,351	70%	$40,517	75%	$163,236	72%	$151,609	75%
Asia/Pacific & Europe	16,819	30%	13,516	25%	62,722	28%	51,595	25%
Total	$56,170	100%	$54,033	100%	$225,958	100%	$203,204	100%

	Active Members (unaudited)

	As of June 30,
	2019		2018		Change from Prior Year	Percent Change
Active Independent Distributors (1)
Americas	44,000	67%	45,000	71%	(1,000)	(2.2)%
Asia/Pacific & Europe	22,000	33%	18,000	29%	4,000	22.2%
Total Active Independent Distributors	66,000	100%	63,000	100%	3,000	4.8%

Active Customers (2)
Americas	95,000	80%	94,000	81%	1,000	1.1%
Asia/Pacific & Europe	24,000	20%	22,000	19%	2,000	9.1%
Total Active Customers	119,000	100%	116,000	100%	3,000	2.6%

Active Members (3)
Americas	139,000	75%	139,000	78%	—	—%
Asia/Pacific & Europe	46,000	25%	40,000	22%	6,000	15.0%
Total Active Members	185,000	100%	179,000	100%	6,000	3.4%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Members is the sum of Active Independent Distributors and Active Customers.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2019	2018	2019	2018
GAAP Net income	$3,907	$2,992	$7,429	$5,761
Interest expense	41	99	323	456
Provision for income taxes	1,591	1,009	1,801	3,787
Depreciation and amortization	539	383	1,895	1,325
Non-GAAP EBITDA:	6,078	4,483	11,448	11,329
Adjustments:
Stock compensation expense	1,388	1,087	5,525	3,196
Other income, net	130	199	261	319
Other adjustments(1)	95	(594)	1,015	66
Total adjustments	1,613	692	6,801	3,581
Non-GAAP Adjusted EBITDA	$7,691	$5,175	$18,249	$14,910

(1) Other adjustments breakout:
Class-action lawsuit expenses	$37	$317	$564	$659
Executive team severance expenses, net	—	377	(79)	437
Executive team recruiting and transition expenses	—	—	—	207
Other nonrecurring legal expenses	58	—	530	51
Insurance reimbursement	—	(425)	—	(425)
Change in estimate of accrued import liabilities	—	(863)	—	(863)
Total adjustments	$95	$(594)	$1,015	$66

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2019	2018	2019	2018
GAAP Net income	$3,907	$2,992	$7,429	$5,761
Adjustments:
Executive team severance expenses, net	—	314	(79)	374
Executive team recruiting and transition expenses	—	—	—	207
Class-action lawsuit expenses	37	317	564	659
Other nonrecurring legal expenses	58	—	530	51
Insurance reimbursement	—	(425)	—	(425)
Change in estimate of accrued import liabilities	—	(863)	—	(863)
Tax impact of adjustments (1)	(27)	166	445	(42)
Tax expense impact of revaluation of deferred tax assets (2)	—	306	—	1,472
Total adjustments, net of tax	68	(185)	1,460	1,433
Non-GAAP Net Income	$3,975	$2,807	$8,889	$7,194

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
Diluted earnings per share, as reported	$0.26	$0.21	$0.50	$0.41
Total adjustments, net of tax	—	(0.01)	0.10	0.10
Diluted earnings per share, as adjusted (3)	$0.26	$0.20	$0.59	$0.51

(1) Tax impact of the fiscal 2018 adjustments excludes the effect of the one-time deferred tax asset adjustment.

(2) Tax impact of the remeasurement of our deferred tax assets, pursuant to the 2017 tax reform legislation. Deferred tax assets were reduced as the reversal of the underlying transactions will be deductible at the lower corporate tax rates included in the 2017 legislation

(3) May not add due to rounding.